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                                                                    EXHIBIT 4.21


                                ESCROW AGREEMENT



         THIS ESCROW AGREEMENT ("Agreement") is made as of the 5th day of May, 1999 by and among Weatherford U.S., L.P., a Louisiana limited partnership ("Buyer"), Weatherford International, Inc., a Delaware corporation ("Weatherford"), ECD/Northwest, Inc., a Delaware corporation ("Seller"), Clearwater Holdings, Inc., a Delaware corporation ("CHI"), the individual shareholders identified on the signature page of the Agreement ("Shareholders"), and National City Bank of Pennsylvania ("Escrow Agent").

                                   WITNESSETH:

         WHEREAS, Buyer is purchasing substantially all of the assets owned by Seller or utilized in its business pursuant to an Asset Purchase Agreement dated March 30, 1999 among Buyer, Weatherford, Seller, CHI and the Shareholders (the "Purchase Agreement"); and

         WHEREAS, Seller and the Shareholders have undertaken to indemnify and hold Buyer and Weatherford harmless with respect to certain claims, liabilities and obligations arising under the Purchase Agreement; and

         WHEREAS, pursuant to the Purchase Agreement, Buyer and Weatherford have withheld 197,212 shares of Weatherford's common stock payable to Seller in order to ensure Seller's and the Shareholder's compliance with their indemnification obligations in the Purchase Agreement; and

         WHEREAS, the execution and delivery of this Agreement by the parties are conditions to the performance of the Purchase Agreement by Buyer and Weatherford and the payment to Seller of the purchase price for the purchased assets.

         NOW, THEREFORE, in consideration of the mutual promises herein and other good and valuable consideration, the parties hereto, intending to be legally bound, hereby agree as follows:

                  1. Appointment. Buyer and Seller hereby appoint National City Bank of Pennsylvania as escrow agent to act in accordance with the terms and conditions of this Agreement, and Escrow Agent hereby accepts such appointment in accordance with such terms and conditions.

                  2.       Representations and Warranties.

                           (a) Buyer represents and warrants to Seller and
Escrow Agent that (i) it is validly existing and in good standing as a limited partnership under the laws of the State of

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Louisiana, and (ii) this Agreement has been duly and validly authorized, executed and delivered by Buyer and constitutes its valid, binding and enforceable obligation, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect that affect creditors' rights generally and by legal and equitable limitations on the availability of specific remedies.

                           (b) Weatherford represents and warrants to Seller and
Escrow Agent that (i) it is validly existing and in good standing as a corporation under the laws of the State of Delaware, and (ii) this Agreement has been duly and validly authorized, executed and delivered by Weatherford and constitutes its valid, binding and enforceable obligation, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect that affect creditors' rights generally and by legal and equitable limitations on the availability of specific remedies.

                           (c) Seller and CHI represent and warrant to Buyer and
Escrow Agent that (i) they are each duly organized, validly existing and in good standing as a corporation under the laws of the State of Delaware, and (ii) this Agreement has been duly and validly authorized, executed and delivered by each of Seller and CHI and constitutes a valid, binding and enforceable obligation of each of Seller and CHI.

                  3. Deposit of Weatherford Shares. On the Closing Date, Buyer shall deliver to Escrow Agent 197,212 shares of the Weatherford Shares (the "Escrow Shares") registered in the name of Escrow Agent or its nominee. Escrow Agent shall hold the Escrow Shares, and all dividends and distributions thereon and all proceeds therefrom (collectively, the "Escrow Funds"), pursuant to the terms of this Agreement to secure Seller's and the Shareholders' indemnification obligations under Article 8 of the Purchase Agreement. Escrow Agent shall have no duty to enforce the foregoing indemnification obligations.

                  4. Sale of Escrow Shares. The parties recognize and agree that the Escrow Shares are not registered under the Securities Act of 1933, as amended (the "Securities Act") as of the date of this Agreement, and consequently the certificates for the Escrow Shares shall be imprinted with a legend (the "Restrictive Legend") restricting the transfer of such shares. Until such time as the Escrow Agent receives a Joint Written Instruction (as hereinafter defined) that the Escrow Shares either have been registered by Weatherford under the Securities Act or may be transferred pursuant to Rule 144 promulgated pursuant to the Securities Act or pursuant to another exemption from registration (a "Transfer Notice"), the Escrow Agent shall hold the Escrow Shares and shall not sell or otherwise transfer the same, except to one or more of the parties in accordance with Section 8 hereof.

                  5. Investment of Escrow Funds. Subject to the Escrow Agent's receipt of a Transfer Notice as described in Section 4 above, Seller shall direct the Escrow Agent's investment of the Escrow Funds, by written notice signed by Kevin W. Smith (the "Seller Representative"). Seller may change the identity of the Seller Representative at any time by a notice signed by each of the Shareholders. Such notice shall be effective upon its receipt by the Escrow Agent and Buyer. For any matter in which the Escrow Agent, Weatherford or Buyer is entitled to rely on or otherwise deal with Seller, CHI or any of the Shareholders, the Escrow




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Agent, Weatherford or Buyer, as applicable, shall be entitled to communicate solely with the Seller Representative and shall be entitled to rely on any such communications as being the desire and will of Seller, CHI and the Shareholders. Notice delivered to the Seller Representative in accordance with Section 15 hereof shall be deemed notice to the Seller, CHI and each of the Shareholders.

                  The Escrow Funds shall be invested solely in Permitted Investments (as hereinafter defined), provided that the Weatherford Shares, and all noncash dividends or distributions thereon, shall be retained in kind except to the extent that the Seller Representative directs their sale and reinvestment in Permitted Investments. As used herein, "Permitted Investments" means:

                           (a) marketable obligations of, or marketable
obligations fully and directly guaranteed by, the United States;

                           (b) repurchase obligations with a term of not more
than ten (10) days for underlying securities of the types described in clause
(a) entered into with any bank organized under the laws of the United States or any State thereof, the commercial paper of which bank is rated A-2 or better by Standard & Poor or P-2 or better by Moody's Investors Service, Inc;

                           (c) certificates of deposit issued by any bank
described in clause (b), including the bank acting as Escrow Agent; or

                           (d) any mutual fund, money market fund or short-term
investment fund, the portfolio of which is limited to obligations described in clauses (a) and (b) above, including funds from which the Escrow Agent, or an affiliate of the Escrow Agent, earns an investment advisory fee. . The Escrow Agent shall have no obligation or authority to sell, invest or reinvest the Escrow Funds in the absence of instructions from the Seller Representative.

                  6. Distributions on Escrow Funds. All dividends and distributions, and proceeds of investments and reinvestments, received by the Escrow Agent with respect to the Escrow Funds shall become and remain part of the Escrow Funds until disbursed in accordance with Section 8 hereof.

                  7. Voting Rights of Shares in Escrow. All voting rights with respect to any securities comprising a part of the Escrow Funds may be exercised by Seller, and the Escrow Agent shall, as necessary, execute and deliver to Seller such proxies, consents or other documents as may be necessary to enable Seller to exercise such rights.

                  8. Release of Escrow Funds. Escrow Agent will hold the Escrow Funds in its possession until their disbursement from time to time pursuant to the following:


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                           (a) Upon receipt of Joint Written Instructions or an
Arbitration Order (as such terms are defined in Section 8(d)), Escrow Agent shall pay to the persons or entities referred to therein the amounts so indicated, but no more than the total amount of the Escrow Funds. Any such payment shall be made within three (3) Banking Days (as hereinafter defined) following receipt of the relevant Joint Written Instructions or Arbitration Order. The Escrow Agent is authorized, if necessary, to cause American Stock Transfer & Trust Company, the transfer agent and registrar for Weatherford's common stock, to exchange certificates representing the Escrow Shares for certificates of different denominations in order to make any such payment.

                           (b) Subject to Section 8(a), and unless otherwise
directed by Joint Written Instructions or Arbitration Order, Escrow Agent shall distribute to Sellers, within three (3) Banking Days after the second anniversary of the Closing Date, that portion of the Escrow Funds that exceeds the aggregate amount of all outstanding or unsettled Purchaser Claims, or if no outstanding or unsettled Purchaser Claims exist, all of the Escrow Funds.

                           (c) Buyer or Weatherford shall establish a "Purchaser
Claim" by providing a written notice to Escrow Agent (with a copy to the Seller Representative) including (i) a description in reasonable detail of the claim for which indemnity is sought under the Purchase Agreement and (ii) a statement of the specified amount of such claim or a statement that no such amount is reasonably determinable. Within thirty (30) days after the provision of an initial Purchaser Claim that does not specify the amount of such claim, Buyer or Weatherford shall provide written notice of its good faith estimate of the maximum amount of such claim to Escrow Agent (with a copy to the Seller Representative). Buyer or Weatherford may amend the specified amount or any estimate of the maximum amount of any claim at any time by written notice to Escrow Agent (with a copy to the Seller Representative), provided, however, in the event Buyer amends the amount or estimate of any such claim, Buyer shall provide with such estimate a description in reasonable detail of the reasons for such amendment. Solely for purposes of Section 8(b), the amount of a Purchaser Claim shall equal the specified or maximum amount contained in the most recent written notice received by Escrow Agent pursuant to this subsection (c) or, if no notice containing a specified or maximum amount has been received, (x) for the first sixty (60) days after the initial provision of such Purchaser Claim, the entire amount of the remaining Escrow Funds and (y) thereafter, unless and until such notice is received, zero (0). The aggregate amount of all Purchaser Claims shall be reduced by the payments thereof as well as the reductions thereof specified in all Joint Written Instructions or Arbitration Orders delivered to Escrow Agent. Buyer shall act in good faith in specifying the foregoing amounts and in making the foregoing estimates.

                           (d) For purposes of this Agreement, the following
definitions shall apply:

                                    (i) "Joint Written Instructions" means
written instructions executed by Buyer and the Seller Representative directed to Escrow Agent in accordance with Section 15 hereof.


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                                    (ii) "Arbitration Order" means an order,
decree or judgment of a panel of arbitrators issued pursuant to Section 12.4 of the Purchase Agreement.

                                    (iii) "Banking Day" means any day other than
a Saturday, Sunday or other day on which commercial banks in Pittsburgh, Pennsylvania are authorized by law to close.

                  9. Selection of Escrow Funds. In making payment pursuant to Section 8(a), Escrow Agent shall designate the items of Escrow Funds to be used, resorting first, to the extent available, to Escrow Shares, unless a specific designation is directed in a writing signed by the Seller Representative and received by Escrow Agent on or before its receipt of the applicable Joint Written Instructions or Arbitration Order. For purposes of this
Section 9, the Escrow Shares or any other securities listed on a national securities exchange shall be valued at the average of the closing sales price of such securities for the five (5) consecutive trading days ending on the Banking Day immediately preceding the day the Joint Written Instructions or Arbitrator Order was received by Escrow Agent, as reported by such exchange. Other property shall be valued as reasonably determined by the Escrow Agent, in good faith.

                  10.      Indemnification of Escrow Agent.

                           (a) Escrow Agent will have no duties or
responsibilities other than those expressly set forth herein. Escrow Agent will have no duty to enforce any obligation of any person or entity, other than Escrow Agent, to make any payment or delivery not expressly set forth herein or to direct or enforce any obligation of any person to perform any other act. Escrow Agent will be under no liability to anyone due to any failure of any party other than Escrow Agent to perform its obligations. Except for this Agreement and instructions given to Escrow Agent pursuant to its terms, Escrow Agent will not be obligated to recognize any agreement between or among any of the parties hereto (other than Escrow Agent), notwithstanding its knowledge thereof.

                           (b) Escrow Agent will not be liable for any action
taken or omitted by it, or any action suffered by it to be taken or omitted, in good faith and in the exercise of its own best judgment, and may rely conclusively and will be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel, statement, instrument, report or other paper or document that Escrow Agent reasonably believes to be genuine and to be signed or presented by the proper person or persons.

                           (c) Escrow Agent will be indemnified and held
harmless jointly and severally by Seller and the Shareholders from and against any expenses, including reasonable counsel fees and disbursements, claims, damages or losses suffered by Escrow Agent in connection with any claim or demand, which, in any way, directly or indirectly, arises out of or relates to this Agreement, unless Escrow Agent is guilty of willful misconduct, fraud or gross negligence under this Agreement. Promptly after the receipt by Escrow Agent of notice of any such demand or claim or the commencement of any action, suit or proceeding relating thereto, Escrow Agent will notify the other parties hereto in writing. Seller and the Shareholders shall have the right to defend any such action, suit or proceeding at their expense.




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                  11.      Compensation of Escrow Agent. Seller will pay the
fees due to Escrow Agent hereunder, as set forth on SCHEDULE A attached hereto. The Escrow Agent hereby waives any right of set-off that it now or hereafter may have with respect to the Escrow Funds.

                  12.      Termination of Agreement and Resignation of Escrow
Agent.

                           (a) This Agreement will terminate on the date of the
final disbursement of the Escrow Funds, except for Sections 10, 14, 15, 17 and 18 hereof, which will survive such disbursement without limitation.

                           (b) At any time, upon thirty (30) days prior notice
to each of the other parties hereto, Escrow Agent may resign and be discharged from its duties as Escrow Agent hereunder. As soon as practicable after its resignation, Escrow Agent will promptly turn over to a successor escrow agent mutually appointed by the other parties hereto all monies and property held hereunder upon presentation of a document appointing the new escrow agent and its acceptance thereof. The parties agree to execute with any such new escrow agent an agreement substantially in the form of this Agreement.

                  13. Distributions by the Escrow Agent. Escrow Agent shall make all cash payments in excess of Five Hundred Dollars ($500.00) to Buyer or Seller hereunder by wire transfer pursuant to the recipient's instructions, unless otherwise directed by the recipient. Payments of Five Hundred Dollars ($500.00) or less may be made by the Escrow Agent by check.

                  14. Records. Escrow Agent will maintain accurate records of all transactions hereunder. Promptly after the termination of this Agreement pursuant to Section 12 hereof, or as may reasonably be required by Buyer or Seller from time to time before such termination, Escrow Agent will provide Buyer and Seller with a complete copy of such records, certified by Escrow Agent to be a complete and accurate account of all such transactions. Buyer and Seller, and their duly authorized representatives, will also have access to such books and records at all reasonable times during normal business hours upon reasonable notice to Escrow Agent.

                  15. Notices. All notices, communications and instructions required or desired to be give under this Agreement must be in writing (except for investment instructions) and will be deemed to be duly given when received (or tendered, if delivery is refused by the recipient) if sent by registered or certified mail, return receipt requested, or overnight courier to the following addresses:

                  To Escrow Agent:  National City Bank of Pennsylvania
                                    Institutional Trust
                                    20 Stanwix Street, 16th Floor
                                    Pittsburgh, PA 15222-4802
                                    Attn:   John C. Hoffman
                                            Assistant Vice President


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                  To Buyer or       Weatherford U.S., L.P.
                  Weatherford:      515 Post Oak Blvd., Suite 600
                                    Houston, TX   77027
                                    Attn:    Curtis W. Huff

                  To Seller         Kevin W. Smith
                  Representative:   103 Fairway Road
                                    McMurray, PA  15317

                  To Seller or CHI: Clearwater Holdings, Inc.
                                    5605 Grand Avenue
                                    Pittsburgh, PA 15225
                                    Attn:    Patrick D. Dugan

                  To Shareholders:  Kevin W. Smith
                                    103 Fairway Road
                                    McMurray, PA  15317

                                    Todd R. Thomas
                                    2 Bough Leaf Lane
                                    The Woodlands, TX   77381

                                    Ted M. Wilkes
                                    1970 Duncan Avenue
                                    Allison Park, PA 15101

                                    James E. Wilkes
                                    1053 Greensview Drive
                                    Wooster, OH 44691

                  Copies to:        Houston Harbaugh, P.C.
                                    12th Floor, Two Chatham Center
                                    Pittsburgh, PA 15219
                                    Attn:    Thomas J. Miller

or to such other address and to the attention of such other person as any of the above may have furnished to the other parties in writing and delivered in accordance with the provisions set forth above.

                  16. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall together constitute a single document. The parties may execute more than one copy of this Agreement, in which case each executed copy shall constitute an original.

                  17. Assignment and Modification. None of the parties hereto may assign this Agreement or any right or interest hereunder without the prior written consent of the other


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parties hereto. Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of each of the parties hereto and their respective heirs, successors and permitted assigns. No other person will acquire or have any rights under, or by virtue of, this Agreement. This Agreement may be changed or modified only in a writing signed by all of the parties hereto.

                  18. Choice of Law; Headings. This Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania. Headings in this Agreement are for reference purposes only and shall not limit or otherwise affect any of the terms hereof.

                  19. Taxes. All interest, income and gains on the Escrow Funds shall be allocated to Seller for purposes of reporting to the Internal Revenue Service and state and local Governmental Entities.

                  20. Merger of Escrow Agent. Any corporation into which the Escrow Agent in its individual capacity may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Escrow Agent in its individual capacity shall be a party, or any corporation to which substantially all the corporate trust business of the Escrow Agent in its individual capacity may be transferred, shall be the Escrow Agent under this Agreement without further act.

                  21. Conformity to Purchase Agreement. As between all parties hereto other than the Escrow Agent, in the event of conflict or inconsistency between the terms of this Agreement and the terms of the Purchase Agreement, the terms of the Purchase Agreement shall control.

                  22. Definitions. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement.

         IN WITNESS WHEREOF, the parties hereto, by their duly authorized officer, have executed this Agreement on the date first above written.


BUYER:                                    WEATHERFORD:
WEATHERFORD U.S., L.P.                    WEATHERFORD INTERNATIONAL, INC.
By:  Weatherford Holding U.S., Inc.,
         its general partner
                                          By:  /s/ CURTIS W. HUFF
                                          Name:  Curtis W. Huff
By:  /s/ CURTIS W. HUFF                   Title: Senior Vice President
Name:  Curtis W. Huff
Title: Senior Vice President






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SHAREHOLDERS:                      ESCROW AGENT:
                                   NATIONAL CITY BANK OF PENNSYLVANIA

/s/ KEVIN W. SMITH
Kevin W. Smith                     By:   /s/  JOHN C. HOFFMAN
                                   Name:  John C. Hoffman
                                   Title: Asst. Vice President
/s/ TODD R. THOMAS
Todd R. Tomas


/s/ TED M. WILKES
Ted M. Wilkes


/s/ JAMES E. WILKES
James E. Wilkes




ECD/NORTHWEST, INC.


By:  /s/ KEVIN W. SMITH
Name:  Kevin W. Smith
Title: CEO


CLEARWATER HOLDINGS, INC.

By:  /s/ KEVIN W. SMITH
Name:  Kevin W. Smith
Title: CEO



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                                   SCHEDULE A

                               Escrow Agent's Fees



         As long as this Escrow Agreement remains in effect and the Escrow Agent continues to serve hereunder, the Escrow Agent shall be entitled to the following fees:

                  Acceptance Fee of $1,000, payable within sixty (60) days following the date of this Escrow Agreement.

                  Annual Fees as follows:

                          o Initial annual fee of $2,000, payable within sixty (60) days following the date of this Escrow Agreement.

                          o Subsequent annual fees of $2,000 each, payable on each succeeding anniversary of the due date of the initial annual fee.